Filed pursuant to Rule 433

Registration Statement Nos. 333-202913 and 333-180300-03

January 4, 2017

Please find the summary of the indicative terms for our January offerings below. All terms, including but not limited to contingent coupon rate, upside participation rate, knock-in level, buffer amount, automatic redemption premium and fixed payment percentage, as applicable, are subject to change and will be determined on the Trade Date. Additionally, dates listed below are expected dates, which are subject to change due to market conditions. The sales concessions listed may only represent a portion of the total underwriting discounts and fees for an offering. Capitalized terms used herein shall have the meaning given to them in the applicable offering documents. Any payment on the securities is subject to Credit Suisse's ability to pay its obligations as they become due. Each of these summaries of the indicative terms for our January offerings is a general description of the terms of such offering. Please see the applicable offering document at the links provided below. Investing in the notes involves a number of risks. See "Selective Risk Considerations" herein and "Selected Risk Considerations" in the applicable offering documents.

FOR BROKER-DEALER USE ONLY. NOT FOR DISTRIBUTION. SUBJECT TO CHANGE.

BROKERAGE OFFERINGS
Product Description	CUSIP	Trade Date	Maturity Date	Sales Concession	Fact Sheet	Preliminary Pricing Supplement
INCOME/CASH FLOW ALTERNATIVES
1.25Y S&P 500® Index and Russell 2000® Index Contingent Coupon Autocallable Yield Notes, Quarterly Autocall, Non Call 6 months, 75% American Barrier, [7.25-9.25]% p.a. coupon paid monthly	22548QR56	1/26/17	4/30/18	1.50%	U1868	U1868
1.25Y Russell 2000® Index and Euro Stoxx 50® Index Contingent Coupon Autocallable Yield Notes, Quarterly Autocall, Non Call 6 months, 70% American Barrier, [8.25-10.25]% p.a. coupon paid monthly	22548QRP2	1/26/17	4/30/18	1.50%	U1878	U1878
2Y S&P 500® Index and Russell 2000® Index Autocallable Securities semi-annual Autocall, 70% American Barrier, [9.50-11.50]% p.a. step coupon paid semi-annually, 10.00% contingent minimum return	22548QRS6	1/26/17	1/31/19	1.50%	T943	T943
3Y S&P 500® Index and SPDR® S&P Biotech ETF Contingent Coupon Callable Yield Notes, Non Call 6 months, quarterly thereafter, 60% European Barrier [10.00-12.00]% p.a. contingent coupon paid quarterly	22548QRR8	1/26/17	1/31/20	1.50%	U1879	U1879
5Y S&P 500® Index and Russell 2000® Index Contingent Coupon Callable Yield Notes Non Call 1 year, quarterly thereafter, 60% European Barrier [6.50-7.50]% p.a. contingent coupon paid monthly	22548QRE7	1/26/17	1/31/22	2.00%	U1875	U1875
GROWTH ALTERNATIVES
2Y S&P 500® Index Buffered Accelerated Return Equity Securities 200% upside participation rate, [15.00-17.00]% maximum return, 10% buffer	22548QR31	1/26/17	1/31/19	1.50%	K769	K769
3.5Y Russell 2000® Index Digital Buffered Notes 20% buffer, [17.50-20.50]% fixed payment percentage if the final level is equal to or greater than the initial level or less than the initial level by not more than the buffer amount	22548QRA5	1/26/17	7/30/20	2.25%	K771	K771
4Y S&P 500® Index and Russell 2000® Index Accelerated Barrier Notes 60% European Barrier, [140.00-145.00%] upside participation rate uncapped	22548QRQ0	1/26/17	1/29/21	2.50%	T942/A	T942/A
5Y S&P 500® Index and Russell 2000® Index Digital Plus Barrier Notes 70% European Barrier, the greater of [55.00-60.00]% fixed payment percentage and the underlying return of the lowest performing underlying at maturity	22548QRN7	1/26/17	1/31/22	3.00%	T940	T940
5Y S&P 500® Index and Russell 2000® Index Absolute Return Digital Barrier Securities, 60% European Barrier, [40.00-45.00]% fixed payment percentage if the final level of the lowest performing underlying is equal to or greater than its initial level	22548QRD9	1/26/17	1/31/22	3.00%	T935	T935

FEE BASED OFFERINGS
Product Description	CUSIP	Trade Date	Maturity Date	Sales Concession	Fact Sheet	Preliminary Pricing Supplement
INCOME/CASH FLOW ALTERNATIVES
1.25Y S&P 500® Index and Russell 2000® Index Contingent Coupon Autocallable Yield Notes, Non Call 6 months, quarterly thereafter, 70% American Barrier [8.00-10.00]% p.a. contingent coupon paid monthly	22548QR64	1/31/17	5/3/18	0.00%	U1869	U1869
1.25Y S&P 500® Index and Russell 2000® Index Contingent Coupon Autocallable Yield Notes, Non Call 6 months, quarterly thereafter, 60% American Barrier [5.50-7.50]% p.a. contingent coupon paid monthly	22548QR72	1/31/17	5/3/18	0.00%	U1871	U1871
3Y S&P 500® Index and Russell 2000® Index Contingent Coupon Callable Yield Notes Non Call 6 months, quarterly thereafter, 70% European Barrier [8.50-10.50]% p.a. contingent coupon paid quarterly	22548QRF4	1/31/17	2/3/20	0.00%	U1876	U1876
3Y S&P 500® Index and SPDR® S&P Biotech ETF Contingent Coupon Callable Yield Notes, 60% European Barrier, [11.00-13.00]% p.a. contingent coupon paid quarterly	22548QRG2	1/31/17	2/3/20	0.00%	U1877	U1877
GROWTH ALTERNATIVES
1.5Y S&P 500® Index Buffered Accelerated Return Equity Securities 200% upside participation rate, [12.00-14.00]% maximum return, 10% buffer	22548QQZ1	1/31/17	8/3/18	0.00%	K767	K767
3Y S&P 500® Index Buffered Accelerated Return Equity Securities [102.50-107.50]% upside participation rate uncapped, 15% buffer	22548QRJ6	1/31/17	2/5/20	0.00%	K772	K772
3Y S&P 500® Index and Russell 2000® Index Absolute Return Barrier Securities 70% European Barrier, [27.50-32.50]% fixed payment percentage if the final level of the lowest performing underlying is equal to or greater than its initial level	22548QRM9	1/31/17	2/5/20	0.00%	T939	T939
3Y S&P 500® Index and Russell 2000® Index Digital Plus Barrier Notes 70% European Barrier, the greater of [32.50-37.50]% fixed payment percentage and the underlying return of the lowest performing underlying at maturity	22548QRL1	1/31/17	2/5/20	0.00%	T938	T938
4Y Industrial Select Sector SPDR® Fund and Materials Select Sector SPDR® Fund Accelerated Barrier Notes, 60% European Barrier, [170.00-180.00%] upside participation rate uncapped	22548QRK3	1/31/17	2/3/21	0.00%	T937	T937
5Y S&P 500® Index and Russell 2000® Index Absolute Return Digital Barrier Securities, 60% European Barrier, [50.00-55.00]% fixed payment percentage if the final level of the lowest performing underlying is equal to or greater than its initial level	22548QRH0	1/31/17	2/3/22	0.00%	T936	T936

* The actual coupon rate, participation rate, knock-in level, buffer amount, automatic redemption premium or fixed payment percentage, as applicable, to be determined on the Trade Date.

Selective Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the Underlyings. The risk considerations set forth below are only intended as summaries of some of the risks relating to an investment in the securities. Prior to investing in the securities, you should, in particular, review the “Selected Risk Considerations” section in the relevant Preliminary Pricing Supplement and the “Risk Factors” section in the relevant Product Supplement, if applicable, which set forth risks related to an investment in the securities.

• You may receive less than the principal amount at maturity, and depending on the terms of your investment, your investment may result in a loss of up to 100% of the principal amount.

• The value of the securities and the payment of any amount due on the securities are subject to the credit risk of Credit Suisse.

• Depending on the terms of your investment, the securities may not provide for regular fixed interest payments.

• Depending on the terms of your investment, your investment may be subject to a cap, in which case, you may not benefit from the full appreciation of the underlying(s).

• If the securities are subject to a potential early redemption, your opportunity to be paid interest, if applicable, over the full term of the securities might be limited.

• If the payment on the securities is based on the performance of the lowest performing underlying, you will not benefit from the performance of any other underlying.

• Prior to maturity, costs such as concessions and hedging may affect the value of the securities.

• If the payment on the securities is based on the performance of the lowest performing underlying, the securities are exposed to the risk of fluctuations in the level of the underlyings to the same degree for each underlying.

• If the securities are linked to a reference share or a reference fund, anti-dilution protection is limited.

• Credit Suisse currently estimates that the value of the securities on the trade date will be less than the price you pay for the securities, reflecting the deduction of underwriting discounts and commissions and other costs of creating and marketing the securities.

• The securities will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the securities in the secondary market but is not required to do so. Many factors, most of which are beyond the control of the Issuer, will influence the value of the securities and the price at which the securities may be purchased or sold in the secondary market.

• We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and as agent of the Issuer of the securities, hedging our obligations under the securities and determining the estimated value of the securities. The agent for this offering, Credit Suisse Securities (USA) LLC (“CSSU”), is our affiliate. In accordance with FINRA Rule 5121, CSSU may not make sales in this offering to any discretionary accounts without the prior written approval of the customer.

• The securities will be affected by a number of economic, financial, political, regulatory, and judicial factors that may either offset or magnify each other.

• As a holder of the securities, you will not have voting rights or rights to receive cash dividends or other distributions with respect to the equity securities comprising the underlyings.

Credit Suisse AG ("Credit Suisse") has filed a registration statement (including a prospectus supplement and prospectus) with the Securities and Exchange Commission, or SEC, with respect to the offerings to which this Structured Product Offering List relates. Before you invest, you should read the applicable Preliminary Pricing Supplement, the applicable Underlying Supplement, the applicable Product Supplement, the Prospectus Supplement and the Prospectus, to understand fully the terms of each offering of securities and other considerations that are important in making a decision about investing in any of the securities. If the terms described in the applicable Preliminary Pricing Supplement are inconsistent with those described herein, the terms described in the applicable Preliminary Pricing Supplement will prevail. You may get these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Credit Suisse or any agent or any dealer participating in the applicable offering will arrange to send you the applicable Preliminary Pricing Supplement, Underlying Supplement, Product Supplement, Prospectus Supplement and Prospectus if you request by calling toll-free 1-(877)-927-7335.

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